Exhibit 2.01
Resource Extraction Payment Report

This report discloses the payments made by Albemarle Corporation to governments for the commercial development of minerals and which involve the exploration, extraction, processing and export of such minerals, or the acquisition of a license for any such activity. Unless the context otherwise indicates, the terms “Albemarle,” “we,” “us,” “our” or the “Company” mean Albemarle Corporation and its consolidated subsidiaries. Payments to the United States government (“U.S.”) include payments made only to the Federal government and not to state, local or tribal governments. Payments to foreign governments include payments to the national government as well as subnational governments under that foreign national government. All payments are reported in U.S. dollars. Payments that were made in currencies other than U.S. dollars have been converted to U.S. dollars using the weighted-average exchange rates for the period presented.

At December 31, 2023, we had the following mineral extraction projects:

Location / Project	Business Segment	Ownership %	Resource	Extraction Type / Method
Australia
Greenbushes(a)	Energy Storage	49%	Lithium	Hard rock / Open pit
Wodgina(b)	Energy Storage	50%	Lithium	Hard rock / Open pit
Chile
Salar de Atacama	Energy Storage	100%	Lithium	Brine / Well
Jordan
Safi(c)	Specialities	50%	Bromine	Brine / Well
United States
Kings Mountain, NC	Energy Storage	100%	Lithium	Hard rock / Open pit
Magnolia, AR	Specialities	100%	Bromine	Brine / Well
Silver Peak, NV	Energy Storage	100%	Lithium	Brine / Well

(a)    Payment information relating to the Greenbushes project is not disclosed in this report as the Company is not the operator of the project which is not consolidated in the Company’s financials.
(b)    Payment information relating to the Wodgina project is not disclosed in this report as the Company is not the operator of the project which is proportionately consolidated in the Company’s financials.
(c)    Joint venture with respect to which the Company is the operator; project is fully consolidated in the Company’s financials.

In addition, we own undeveloped land with access to a lithium resource in Antofalla, within the Catamarca Province of Argentina. Pursuant to Item 2.01(b)(1) of Form SD, we are delaying disclosing payment information related to exploratory activities at this project until our Resource Extraction Payment Report for the year ended December 31, 2024.

Project-level disclosure

The following table provides a breakdown of payments made by the Company to governments, by project and type of payment, for the year ended December 31, 2023 (in thousands):

	Year ended December 31, 2023
	Taxes	Commissions/Royalties	Fees	Community and Social Responsibility Payments	Total
Chile
Salar de Atacama(a)	$26,577	$980,558	$—	$42,724	$1,049,859
Jordan
Safi	2,936	1,892	6,917	—	11,745
United States
Albemarle Corporation(b)	182,170	—	—	—	182,170
	$211,683	$982,450	$6,917	$42,724	$1,243,774

(a)    Includes commission paid to Corporación de Fomento de la Producción de Chile (CORFO) based on the sales price/metric ton on the amounts sold from the Company’s Chile operations as part of its mineral rights agreement with the Chilean government.
(b)    Albemarle Corporation files a consolidated income tax return in the U.S., which includes all U.S. entities including the U.S. projects listed in the prior table. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments at the U.S. consolidated group level. The tax payments are related not to the individual projects but to the consolidated U.S. income of the Company.
Government-level disclosure

The following table provides a breakdown of payments made by the Company to governments, by level of government and type of payment, for the year ended December 31, 2023 (in thousands):

	Year ended December 31, 2023
	Taxes	Commissions/Royalties	Fees	Community and Social Responsibility Payments	Total
Chile
Corporación de Fomento de la Producción de Chile (CORFO)(a)	$—	$980,558	$—	$—	$980,558
Tesorería General de la República	25,900	—	—	—	25,900
Various local Chilean municipalities/communities(b)(c)	677	—	—	42,724	43,401
Jordan
Income Tax Department	2,936	—	—	—	2,936
Jordan Customs	—	—	211	—	211
Ministry of Energy	—	—	112	—	112
Ministry of Environment	—	—	671	—	671
Ministry of Finance	—	1,892	—	—	1,892
Ministry of Water and Irrigation	—	—	2,393	—	2,393
Social Security	—	—	3,530	—	3,530
United States
Internal Revenue Service(d)	182,170	—	—	—	182,170
Total	$211,683	$982,450	$6,917	$42,724	$1,243,774
(a)    Commission paid to CORFO based on the sales price/metric ton of the amounts sold from the Company’s Chile operations as part of its mineral rights agreement with the Chilean government.
(b)    Taxes paid to Antofagasta, San Pedro, Las Condes and Sierra Gorda municipalities in Chile.
(c)    As part of its mineral rights agreement with the Chilean government, the Company makes community and social responsibility payments to local communities in Chile to support items such as educational scholarships and local schools, cultural centers and events, environmental training, and hydrogeological and wastewater treatment projects, among other community support.
(d)    Albemarle Corporation files a consolidated income tax return in the U.S., which includes all U.S. entities including the U.S. projects listed. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments at the U.S. consolidated group level. The tax payments are related not to the individual projects but to the consolidated U.S. income of the Company.